Exhibit 10.34

[***] indicates information redacted for purposes of personal privacy, pursuant to Item 601(a)(6) of Regulation S-K.

10.

September 24, 2024
Jessica Spence
[***]
Dear Jessica,
On behalf of Edgewell and Rod Little, Chief Executive Officer, I am pleased to offer you the position of President, North America at our Shelton, CT location. Your offer is contingent upon completion of a satisfactory background check and a pre-employment drug screen. Employment is not subject to any contract and is, therefore, considered to be “at will.”
The terms of the offer are as follows:
Salary: You will receive an annualized base salary of $730,000 gross, paid semi-monthly. Salary is subject to increase from time to time, at the sole discretion of the Chief Executive Officer and the Board of Directors.
Bonus Program: Target bonus percentage will be 80% of annual base salary. The bonus will be paid at the direction of the Board of Directors upon its determination, in its sole discretion, of the extent to which Edgewell’s fiscal year performance targets have been met. Edgewell’s performance targets will be determined in the sole discretion of the Board of Directors. The bonus will typically be paid within 60 days following fiscal year end.
Annual Equity Grant: Employee will be eligible for future equity awards, in accordance with the terms of Edgewell’s Incentive Stock Plan, at a level commensurate with Employee’s title. The specific terms of Employee’s participation in Edgewell’s Incentive Stock Plan will be determined in the sole discretion of the Board of Directors. Our typical annual grant cycle is in November each year. Annual equity grant of $1,200,000 in November 2024. This award will consist of a mix of: 60 % Performance Stock Units (PSUs), 40% Restricted Stock Units (RSUs).
Sign on Cash Bonus: $100,000 to be paid to you shortly after you join Edgewell. The hiring bonus is taxable income. If your service with the Company should end within 18 months of your first day of work, for any reason other than a reduction in work force due to corporate restructuring, you will be required to repay the hiring bonus in full to the Company. The Company may deduct the repayment amount from your final paycheck.
Change of Control: Upon consent of the Human Capital Compensation Committee, Edgewell will enter into a “Change of Control” agreement with Employee that is substantively identical to the agreements we have entered into with our other executive officers.
Executive Severance: Upon a qualifying termination of employment by Edgewell without Cause or voluntary termination of employment by Employee for Good Reason, Employee will receive:
Lump-Sum Severance payments equal to 1.5 times of the sum of (A) Employee’s Base Salary, plus (B) an incentive bonus under the Edgewell short-term incentive plans for the most recently completed fiscal year prior to the fiscal year in which the qualifying termination occurs.
Group Health Plan Benefits – 1.5 times the full monthly premium cost (employer plus employee) in effect at the time of the qualifying termination for the level of coverage in effect for Employee and their dependents, as applicable, on such date, multiplied by eighteen.

Start Date: We propose October 24th, 2024, as your employment start date.
Flexible Time Off and Holidays: Edgewell offers Flexible Time Off (FTO) to all salaried teammates. FTO provides flexible, paid time off for salaried teammates in the U.S. without a tenure based, fixed amount of time per calendar year. It allows for more flexibility and autonomy. While there are no designated number of FTO days accrued each year or specific limits on the number of FTO days that can be used, there are guidelines to set reasonable expectations for you and your manager which are outlined in the FTO policy.
You will also be eligible for all holidays observed by the Shelton, CT location, which includes up to 12 days of paid Holiday time.
Benefits Coverage: Employee will be entitled to participate in all employee benefit plans and programs applicable to executives of Edgewell. Such plans shall include health insurance, dental insurance, disability insurance, life insurance and a Defined Contribution (401(k)) Plan, all subject to such contributions by Employee. In addition, employee will be eligible to participate in the following Executive Benefit Plans: Executive Savings Investment Plan and Financial Planning Program.
You will be eligible to enroll in benefits coverage under the Edgewell benefit plans upon your first day of active employment. You are eligible to enroll yourself and any eligible dependents for coverage within 31 days of your employment. With limited exceptions in accordance with IRS rules, if you do not enroll within the first 31 days of employment, you will not be eligible to enroll until the next annual enrollment period (generally in November or December) for coverage effective the first day of the next calendar year. Benefits enrollment is available online at www.edgewellconnect.com.
401k Plan: You will be automatically enrolled in the Edgewell 401k Plan – after 30 days of employment. Your 401k contributions will be automatically deducted from your paycheck and deposited into an account created for you by The Vanguard Group. The fund allocation selected for you will be an age-appropriate Vanguard Target Retirement® Funds based on your age. Your default 401k contributions will total 6% of your pre-tax salary (base salary plus overtime, if applicable). You can waive participation in the 401k Plan, increase/decrease the amount of your contributions, or select different investment options by logging into Vanguard’s web site at retirementplans.vanguard.com, or by contacting Vanguard by telephone at 1-800-523-1188 within 30 days of your first day of employment. You can also make changes to your account at any time after your initial auto-enrollment is processed.
Employment Eligibility (I-9) Documentation: The Immigration Reform and Control Act of 1986 requires employers to verify the employment eligibility and identity of all new hires. As part of your onboarding review, you will be able to complete and sign the I-9 form. We will review and confirm the information provided on the form on your first day of employment.
Drug Screening (your immediate follow-up is required): This offer of employment is contingent upon a negative result from the drug screening. You may refuse the drug test; however, this refusal will be considered withdrawal of your application of employment.
You will be contacted by our testing partner Sterling via email with instructions to schedule your controlled substance tests. Please immediately respond to their request to arrange for your testing.
You must be tested within 3 business days upon your acceptance of this offer. Failure to be tested within 3 business days may result in your employment offer being rescinded.
Background Verification: All information provided regarding prior employment, salary, education, and other credentials will be subject to verification as noted on the application for employment that you have been requested to complete. You acknowledge that by signing this letter, you will authorize Edgewell to request information from your current employer including the release of any records in connection with your employment, once your notice of resignation has been given. In order to provide a safe work environment for our employees, we will also be conducting a check on any criminal history and verify your identity.
Your drug screen and background verification must be complete prior to your start date. Please do not resign from your current position until after you have been notified that you have successfully passed Edgewell’s background check and drug screening process.
Invitation to Self-Identify: Edgewell is a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973 and the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998. As such, we are required to extend to applicants a post-offer invitation to self-identify as an individual with a disability or status as a special disabled veteran, Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998. Providing this information is voluntary and will be kept confidential in accordance with the law. Refusal to provide it will not have an adverse impact on an individual’s employment. This information will be used only in accordance with the Americans with Disabilities Act (ADA) and our equal employment opportunity policy.
Confidential Information: As part of your position with Edgewell, you will have access to confidential and competitively sensitive information. In consideration of the payments and benefits described in this letter, you must agree not to disclose any confidential information outside the scope of your duties during or following your separation from the Company.
Before beginning work with Edgewell, you will be required to sign our more comprehensive Intellectual Property, Confidential Information and Non-Solicit Agreement covering these matters.
Employment: You do not have an employment contract for a specific period of time and materials that you receive are not intended to constitute a contract between the Company and you. Materials given to you are for your information and direction only.
Jessica, we sincerely look forward to you joining Edgewell. Please indicate your acceptance of this offer by signing below and returning the letter to myself or LaTanya Langley. Please keep a copy of the offer letter for your records and feel free to contact me directly, if you have any questions regarding this letter or any other aspects of your pending employment with Edgewell.
Sincerely,
/s/ Rod Little
Rod Little
Chief Executive Officer
OFFER ACCEPTED
/s/ Jessica Spence    09/24/2024
Name    Date

Start Date